Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No 333-188988) pertaining to the 2013 Equity Incentive Plan of ChannelAdvisor Corporation of our report dated February 27, 2014, with respect to the consolidated financial statements ChannelAdvisor Corporation in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Raleigh, North Carolina
February 27, 2014